                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
      PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 18 )1

                            THE TIMES MIRROR COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Series A Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  887 364 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

       Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [X]    Rule 13d-1(d)

----------

        1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                         ------------------
CUSIP NO. 887364 10 7                   13G                   PAGE 2 OF 23 PAGES
---------------------                                         ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Gwendolyn Garland Babcock
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          N/A
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    18,272
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     900
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   18,272
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               900
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          19,172 See Item 4(a)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [X]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.05% See Item 4(b)
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          OO (Trustee)
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 887364 10 7                   13G                   PAGE 3 OF 23 PAGES
---------------------                                         ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Bruce Chandler
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          N/A
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    16,748
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   16,748
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,748 See Item 4(a)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [X]

-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.04% See Item 4(b)
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          OO (Trustee)
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 887364 10 7                   13G                   PAGE 4 OF 23 PAGES
---------------------                                         ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Stinehart, Jr.
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          N/A
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    3,044
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     743
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   3,044
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               743
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,787 See Item 4(a)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [X]

-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.01% See Item 4(b)
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          OO (Trustee)
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 887364 10 7                   13G                   PAGE 5 OF 23 PAGES
---------------------                                         ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Camilla Chandler Frost
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          N/A
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    113,801
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     106,650
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   113,801
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               106,650
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          220,451 See Item 4(a)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [X]

-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.53% See Item 4(b)
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          OO (Trustee)
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 887364 10 7                   13G                   PAGE 6 OF 23 PAGES
---------------------                                         ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Douglas Goodan
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          N/A
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 See Item 4(a)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [X]

-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0% See Item 4(b)
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          OO (Trustee)
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 887364 10 7                   13G                   PAGE 7 OF 23 PAGES
---------------------                                         ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Judy C. Webb
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          N/A
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 See Item 4(a)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [X]

-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0% See Item 4(b)
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          OO (Trustee)
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 887364 10 7                   13G                   PAGE 8 OF 23 PAGES
---------------------                                         ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Warren B. Williamson
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          N/A
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    18,692
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   18,692
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          18,692 See Item 4(a)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [X]

-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.05% See Item 4(b)
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          OO (Trustee)
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 887364 10 7                   13G                   PAGE 9 OF 23 PAGES
---------------------                                         ------------------

Item 1.       Issuer.

       (a)    Name of Issuer:

              The Times Mirror Company (the "Issuer")

       (b)    Address of Issuer's Principal Executive Offices:

              Times Mirror Square, Los Angeles, California 90053

Item 2.       Security and Background.

       (a)    Name of Person Filing:

              The person filing this Schedule 13G is Gwendolyn Garland Babcock, an individual.

       (b)    Residence Address:

              The residence address of Ms. Babcock is 1500 Park Place, San Marino, California 91108.

       (c)    Citizenship:

              Ms. Babcock is a citizen of the United States.

       (d)    Title and Class of Securities:

              Series A Common Stock

       (e)    CUSIP No.:

              887364 10 7

Item 3.       Filings under Rules 13d-1(b), or 13d-2(b) or (c).

              Not Applicable.

Item 4.       Ownership.

       (a)    Amount Beneficially Owned:

              19,172. The amount of shares beneficially owned by the reporting person set forth herein does not include 5,001,334 shares of Series A Common Stock of the Issuer held by TMCT, LLC, a Delaware limited liability company, and 15,541,216 shares of Series A Common Stock of the Issuer held by TMCT II, LLC, a Delaware limited liability company. Such shares may be deemed to be beneficially owned by the reporting person under Section 13(d) of the Exchange Act; however, the reporting person hereby specifically disclaims beneficial ownership of such shares held by TMCT, LLC and TMCT II, LLC.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 10 OF 23 PAGES
---------------------                                        -------------------

       (b)    Percent of Class:

              Approximately 0.05%, based on 41,481,730 shares of Series A Common Stock of the Issuer outstanding as of December 31, 1999, plus an additional 15,000 shares that may be acquired by Ms. Babcock upon the exercise of stock options and an additional 2,029 shares of deferred stock units. The number of outstanding shares indicated above excludes 18,237,864 shares held by subsidiaries of the Issuer; 4,001,067 shares of TMCT, LLC representing 80% of the shares held by TMCT, LLC; 12,432,973 shares of TMCT II, LLC representing 80% of the shares held by TMCT II, LLC; 15,152,026 shares held by Eagle New Media Investments, LLC and 2,563,190 shares held as treasury shares.

       (c)    Voting and Dispositive Power:

              Ms. Babcock has (i) sole power to vote or to direct the vote of 18,272 shares, (ii) shared power to vote or direct the vote of 900 shares, (iii) sole power to dispose or direct the disposition of 18,272 shares and (iv) shared power to dispose of or direct the disposition of 900 shares of Series A Common Stock of the Issuer beneficially owned by her.

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              Not Applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not Applicable.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.      Certification.

              Not Applicable.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 11 OF 23 PAGES
---------------------                                        -------------------

Item 1.       Issuer.

       (a)    Name of Issuer:

              The Times Mirror Company (the "Issuer")

       (b)    Address of Issuer's Principal Executive Offices:

              Times Mirror Square, Los Angeles, California 90053

Item 2.       Security and Background.

       (a)    Name of Person Filing:

              The person filing this Schedule 13G is Bruce Chandler, an individual.

       (b)    Residence Address:

              The residence address of Mr. Chandler is 1600 South Bayfront, Balboa Island, California 92611.

       (c)    Citizenship:

              Mr. Chandler is a citizen of the United States.

       (d)    Title and Class of Securities:

              Series A Common Stock

       (e)    CUSIP No.:

              887364 10 7

Item 3.       Filings under Rules 13d-1(b), or 13d-2(b) or (c).

              Not Applicable.

Item 4.       Ownership.

       (a)    Amount Beneficially Owned:

              16,748. The amount of shares beneficially owned by the reporting person set forth herein does not include 5,001,334 shares of Series A Common Stock of the Issuer held by TMCT, LLC, a Delaware limited liability company, and 15,541,216 shares of Series A Common Stock of the Issuer held by TMCT II, LLC, a Delaware limited liability company. Such shares may be deemed to be beneficially owned by the reporting person under Section 13(d) of the Exchange Act; however, the reporting person hereby specifically disclaims beneficial ownership of such shares held by TMCT, LLC and TMCT II, LLC.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 12 OF 23 PAGES
---------------------                                        -------------------

       (b)    Percent of Class:

              Approximately 0.04%, based on 41,481,730 shares of Series A Common Stock of the Issuer outstanding as of December 31, 1999, plus an additional 15,000 shares that may be acquired by Mr. Chandler upon the exercise of stock options. The number of outstanding shares indicated above excludes 18,237,864 shares held by subsidiaries of the Issuer; 4,001,067 shares of TMCT, LLC representing 80% of the shares held by TMCT, LLC; 12,432,973 shares of TMCT II, LLC representing 80% of the shares held by TMCT II, LLC; 15,152,026 shares held by Eagle New Media Investments, LLC and 2,563,190 shares held as treasury shares.

       (c)    Voting and Dispositive Power:

              Mr. Chandler has (i) sole power to vote or to direct the vote of 16,748 shares, (ii) shared power to vote or direct the vote of 0 shares, (iii) sole power to dispose or direct the disposition of 16,748 shares and (iv) shared power to dispose of or direct the disposition of 0 shares of Series A Common Stock of the Issuer beneficially owned by him.


Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              Not Applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not Applicable.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.      Certification.

              Not Applicable.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 13 OF 23 PAGES
---------------------                                        -------------------

Item 1.       Issuer.

       (a)    Name of Issuer:

              The Times Mirror Company (the "Issuer")

       (b)    Address of Issuer's Principal Executive Offices:

              Times Mirror Square, Los Angeles, California 90053

Item 2.       Security and Background.

       (a)    Name of Person Filing:

              The person filing this Schedule 13G is William Stinehart, Jr., an individual.

       (b)    Principal Business Address:

              The principal business address of Mr. Stinehart is Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California 90067.

       (c)    Citizenship:

              Mr. Stinehart is a citizen of the United States.

       (d)    Title and Class of Securities:

              Series A Common Stock

       (e)    CUSIP No.:

              887364 10 7

Item 3.       Filings under Rules 13d-1(b), or 13d-2(b) or (c).

              Not Applicable.

Item 4.       Ownership.

       (a)    Amount Beneficially Owned:

              3,787. The amount of shares beneficially owned by the reporting person set forth herein does not include 5,001,334 shares of Series A Common Stock of the Issuer held by TMCT, LLC, a Delaware limited liability company, and 15,541,216 shares of Series A Common Stock of the Issuer held by TMCT II, LLC, a Delaware limited liability company. Such shares may be deemed to be beneficially owned by the reporting person under Section 13(d) of the Exchange Act; however, the reporting person hereby specifically disclaims beneficial ownership of such shares held by TMCT, LLC and TMCT II, LLC.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 14 OF 23 PAGES
---------------------                                        -------------------

       (b)    Percent of Class:

              Approximately 0.01%, based on 41,481,730 shares of Series A Common Stock of the Issuer outstanding as of December 31, 1999, plus an additional 3,044 shares of deferred stock units. The number of outstanding shares indicated above excludes 18,237,864 shares held by subsidiaries of the Issuer; 4,001,067 shares of TMCT, LLC representing 80% of the shares held by TMCT, LLC; 12,432,973 shares of TMCT II, LLC representing 80% of the shares held by TMCT II, LLC; 15,152,026 shares held by Eagle New Media Investments, LLC and 2,563,190 shares held as treasury shares.

       (c)    Voting and Dispositive Power:

              Mr. Stinehart has (i) sole power to vote or to direct the vote of 3,044 shares, (ii) shared power to vote or direct the vote of 743 shares, (iii) sole power to dispose or direct the disposition of 3,044 shares and (iv) shared power to dispose of or direct the disposition of 743 shares of Series A Common Stock of the Issuer beneficially owned by him.

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              Not Applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not Applicable.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.      Certification.

              Not Applicable.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 15 OF 23 PAGES
---------------------                                        -------------------

Item 1.       Issuer.

       (a)    Name of Issuer:

              The Times Mirror Company (the "Issuer")

       (b)    Address of Issuer's Principal Executive Offices:

              Times Mirror Square, Los Angeles, California 90053

Item 2.       Security and Background.

       (a)    Name of Person Filing:

              The person filing this Schedule 13G is Camilla Chandler Frost, an individual.

       (b)    Principal Business Address:

              The principal business address of Ms. Frost is Chandis Securities, 350 West Colorado Boulevard, Suite 230, Pasadena, California 91105.

       (c)    Citizenship:

              Ms. Frost is a citizen of the United States.

       (d)    Title and Class of Securities:

              Series A Common Stock

       (e)    CUSIP No.:

              887364 10 7

Item 3.       Filings under Rules 13d-1(b), or 13d-2(b) or (c).

              Not Applicable.

Item 4.       Ownership.

       (a)    Amount Beneficially Owned:

              220,451. The amount of shares beneficially owned by the reporting person set forth herein does not include 5,001,334 shares of Series A Common Stock of the Issuer held by TMCT, LLC, a Delaware limited liability company, and 15,541,216 shares of Series A Common Stock of the Issuer held by TMCT II, LLC, a Delaware limited liability company. Such shares may be deemed to be beneficially owned by the reporting person under Section 13(d) of the Exchange Act; however, the reporting person hereby specifically disclaims beneficial ownership of such shares held by TMCT, LLC and TMCT II, LLC.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 16 OF 23 PAGES
---------------------                                        -------------------

       (b)    Percent of Class:

              Approximately 0.53%, based on 41,481,730 shares of Series A Common Stock of the Issuer outstanding as of December 31, 1999, which excludes 18,237,864 shares held by subsidiaries of the Issuer; 4,001,067 shares of TMCT, LLC representing 80% of the shares held by TMCT, LLC; 12,432,973 shares of TMCT II, LLC representing 80% of the shares held by TMCT II, LLC; 15,152,026 shares held by Eagle New Media Investments, LLC and 2,563,190 shares held as treasury shares.

       (c)    Voting and Dispositive Power:

              Ms. Frost has (i) sole power to vote or to direct the vote of 113,801 shares, (ii) shared power to vote or direct the vote of 106,650 shares, (iii) sole power to dispose or direct the disposition of 113,801 shares and (iv) shared power to dispose of or direct the disposition of 106,650 shares of Series A Common Stock of the Issuer beneficially owned by her.

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              Not Applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not Applicable.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.      Certification.

              Not Applicable.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 17 OF 23 PAGES
---------------------                                        -------------------

Item 1.       Issuer.

       (a)    Name of Issuer:

              The Times Mirror Company (the "Issuer")

       (b)    Address of Issuer's Principal Executive Offices:

              Times Mirror Square, Los Angeles, California 90053

Item 2.       Security and Background.

       (a)    Name of Person Filing:

              The person filing this Schedule 13G is Douglas Goodan, an individual.

       (b)    Residence Address:

              The residence address of Mr. Goodan is 2550 Aberdeen Avenue, Los Angeles, California 90027.

       (c)    Citizenship:

              Mr. Goodan is a citizen of the United States.

       (d)    Title and Class of Securities:

              Series A Common Stock

       (e)    CUSIP No.:

              887364 10 7

Item 3.       Filings under Rules 13d-1(b), or 13d-2(b) or (c).

              Not Applicable.

Item 4.       Ownership.

       (a)    Amount Beneficially Owned:

              0. The amount of shares beneficially owned by the reporting person set forth herein does not include 5,001,334 shares of Series A Common Stock of the Issuer held by TMCT, LLC, a Delaware limited liability company, and 15,541,216 shares of Series A Common Stock of the Issuer held by TMCT II, LLC, a Delaware limited liability company. Such shares may be deemed to be beneficially owned by the reporting person under Section 13(d) of the Exchange Act; however, the reporting person hereby specifically disclaims beneficial ownership of such shares held by TMCT, LLC and TMCT II, LLC.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 18 OF 23 PAGES
---------------------                                        -------------------

       (b)    Percent of Class:

              0%, based on 41,481,730 shares of Series A Common Stock of the Issuer outstanding as of December 31, 1999, which excludes 18,237,864 shares held by subsidiaries of the Issuer; 4,001,067 shares of TMCT, LLC representing 80% of the shares held by TMCT, LLC; 12,432,973 shares of TMCT II, LLC representing 80% of the shares held by TMCT II, LLC; 15,152,026 shares held by Eagle New Media Investments, LLC and 2,563,190 shares held as treasury shares.

       (c)    Voting and Dispositive Power:

              Mr. Goodan has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 0 shares,
              (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 0 shares of Series A Common Stock of the Issuer beneficially owned by him.

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              Not Applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not Applicable.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.      Certification.

              Not Applicable.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 19 OF 23 PAGES
---------------------                                        -------------------

Item 1.       Issuer.

       (a)    Name of Issuer:

              The Times Mirror Company (the "Issuer")

       (b)    Address of Issuer's Principal Executive Offices:

              Times Mirror Square, Los Angeles, California 90053

Item 2.       Security and Background.

       (a)    Name of Person Filing:

              The person filing this Schedule 13G is Judy C. Webb, an individual.

       (b)    Residence Address:

              The residence address of Ms. Webb is 19 Leeward Road, Belvedere, California 94920.

       (c)    Citizenship:

              Ms. Webb is a citizen of the United States.

       (d)    Title and Class of Securities:

              Series A Common Stock

       (e)    CUSIP No.:

              887364 10 7

Item 3.       Filings under Rules 13d-1(b), or 13d-2(b) or (c).

              Not Applicable.

Item 4.       Ownership.

       (a)    Amount Beneficially Owned:

              0. The amount of shares beneficially owned by the reporting person set forth herein does not include 5,001,334 shares of Series A Common Stock of the Issuer held by TMCT, LLC, a Delaware limited liability company, and 15,541,216 shares of Series A Common Stock of the Issuer held by TMCT II, LLC, a Delaware limited liability company. Such shares may be deemed to be beneficially owned by the reporting person under Section 13(d) of the Exchange Act; however, the reporting person hereby specifically disclaims beneficial ownership of such shares held by TMCT, LLC and TMCT II, LLC.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 20 OF 23 PAGES
---------------------                                        -------------------

       (b)    Percent of Class:

              0%, based on 41,481,730 Series A Common Stock of the Issuer outstanding as of December 31, 1999, which excludes 18,237,864 shares held by subsidiaries of the Issuer; 4,001,067 shares of TMCT, LLC representing 80% of the shares held by TMCT, LLC; 12,432,973 shares of TMCT II, LLC representing 80% of the shares held by TMCT II, LLC; 15,152,026 shares held by Eagle New Media Investments, LLC and 2,563,190 shares held as treasury shares.

       (c)    Voting and Dispositive Power:

              Ms. Webb has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 0 shares,
              (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 0 shares of Series A Common Stock of the Issuer beneficially owned by her.

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              Not Applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not Applicable.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.      Certification.

              Not Applicable.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 21 OF 23 PAGES
---------------------                                        -------------------

Item 1.        Issuer.

       (a)    Name of Issuer:

              The Times Mirror Company (the "Issuer")

       (b)    Address of Issuer's Principal Executive Offices:

              Times Mirror Square, Los Angeles, California 90053

Item 2.       Security and Background.

       (a)    Name of Person Filing:

              The person filing this Schedule 13G is Warren B. Williamson, an individual.

       (b)    Principal Business Address:

              The principal business address of Mr. Williamson is Chandis Securities, 350 West Colorado Boulevard, Suite 230, Pasadena, California 91105.

       (c)    Citizenship:

              Mr. Williamson is a citizen of the United States.

       (d)    Title and Class of Securities:

              Series A Common Stock

       (e)    CUSIP No.:

              887364 10 7

Item 3.       Filings under Rules 13d-1(b), or 13d-2(b) or (c).

              Not Applicable.

Item 4.       Ownership.

       (a)    Amount Beneficially Owned:

              18,692. The amount of shares beneficially owned by the reporting person set forth herein does not include 5,001,334 shares of Series A Common Stock of the Issuer held by TMCT, LLC, a Delaware limited liability company, and 15,541,216 shares of Series A Common Stock of the Issuer held by TMCT II, LLC, a Delaware limited liability company. Such shares may be deemed to be beneficially owned by the reporting person under Section 13(d) of the Exchange Act; however, the reporting person hereby specifically disclaims beneficial ownership of such shares held by TMCT, LLC and TMCT II, LLC.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 22 OF 23 PAGES
---------------------                                        -------------------

       (b)    Percent of Class:

              Approximately 0.05%, based on 41,481,730 shares of Series A Common Stock of the Issuer outstanding as of December 31, 1999, plus an additional 15,000 shares that may be acquired by Mr. Williamson upon the exercise of stock options and an additional 3,409 shares of deferred stock units. The number of outstanding shares indicated above excludes 18,237,864 shares held by subsidiaries of the Issuer; 4,001,067 shares of TMCT, LLC representing 80% of the shares held by TMCT, LLC; 12,432,973 shares of TMCT II, LLC representing 80% of the shares held by TMCT II, LLC; 15,152,026 shares held by Eagle New Media Investments, LLC and 2,563,190 shares held as treasury shares.

       (c)    Voting and Dispositive Power:

              Mr. Williamson has (i) sole power to vote or to direct the vote of 18,692 shares, (ii) shared power to vote or direct the vote of 0 shares, (iii) sole power to dispose or direct the disposition of 18,692 shares and (iv) shared power to dispose of or direct the disposition of 0 shares of Series A Common Stock of the Issuer beneficially owned by him.

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              Not Applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not Applicable.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.      Certification.

              Not Applicable.

---------------------                                        -------------------
CUSIP NO. 887364 10 7                   13G                  PAGE 23 OF 23 PAGES
---------------------                                        -------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

        /s/ GWENDOLYN GARLAND BABCOCK               February 11, 2000
        -----------------------------               ----------------------------
        Gwendolyn Garland Babcock


        /s/ BRUCE CHANDLER                          February 11, 2000
        -----------------------------               ----------------------------
        Bruce Chandler


        /s/ WILLIAM STINEHART, JR.                  February 11, 2000
        -----------------------------               ----------------------------
        William Stinehart, Jr.


        /s/ CAMILLA CHANDLER FROST                  February 11, 2000
        -----------------------------               ----------------------------
        Camilla Chandler Frost


        /s/ DOUGLAS GOODAN                          February 11, 2000
        -----------------------------               ----------------------------
        Douglas Goodan


        /s/ JUDY C. WEBB                            February 11, 2000
        -----------------------------               ----------------------------
        Judy C. Webb


        /s/ WARREN B. WILLIAMSON                    February 11, 2000
        -----------------------------               ----------------------------
        Warren B. Williamson